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                                                                      EXHIBIT 22

                         AMENDMENT TO RIGHTS AGREEMENT

     Amendment, dated as of October 27, 1996, to the Rights Agreement, dated as of September 23, 1996, between Big B, Inc., an Alabama corporation (the "Company"), and First National Bank of Boston, as Rights Agent (the "Rights Agent").

     The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

     In consideration of the foregoing and the mutual agreements set forth herein, the parties have hereto agreed as follows:

          1. Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

             (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 10% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (v) any member of the Bruno family, consisting of any of Anthony J. Bruno, Vincent J. Bruno, James A. Bruno, or any of their siblings, lineal descendants, lineal descendants of such siblings, any of their respective spouses or any trust established for any of their benefit, who might otherwise be an Acquiring Person by reason of any deemed beneficial ownership arising from arrangements which have been or may be entered into among members of such family, (vi) Revco D.S., Inc. ("Revco"), RDS Acquisition Inc. ("RDS Acquisition"), or any of their subsidiaries, which might otherwise be an Acquiring Person by reason of
        (A) the acquisition of shares of Common Stock made pursuant to the Offer and the Merger contemplated by the Agreement and Plan of Merger, dated as of October 27, 1996, among the Company, Revco and RDS Acquisition and otherwise in accordance with the provisions of such Agreement and Plan of Merger, or (B) any deemed beneficial ownership by Revco, RDS Acquisition, or any of their subsidiaries, arising pursuant to the Support Agreement, dated as of October 27, 1996, between Revco and RDS Acquisition and Anthony J. Bruno, Arthur M. Jones, Sr., Vincent J. Bruno and James A. Bruno, (vii) any such Person who has reported or is required to report such ownership (but who is the Beneficial Owner of less than 15% of the shares of Common Stock outstanding) on Schedule 13G under the Exchange Act (or any comparable or successor report) or on
        Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the Common Stock) and, within 10 Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Common Stock in excess of 10% inadvertently or without knowledge of the terms of the Rights and who, together with all Affiliates and Associates, thereafter does not acquire additional shares of Common Stock while the Beneficial Owner of 10% or more of the shares of Common Stock then outstanding; provided, however, that if the Person requested to so certify fails to do so within 10 Business Days, then such Person

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        shall become an Acquiring Person immediately after such 10 Business Day
        Period or (viii) any such Person who as of the date of this Agreement is the Beneficial Owner of 10% or more of the shares of Common Stock outstanding and who within 5 Business Days following the date of this Agreement disposes of sufficient shares such that such Person shall be and then remain thereafter a Beneficial Owner of less than 10% of the shares of Common Stock then outstanding.

          2. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of Delaware applicable to contracts made and to be performed entirely within such State.

          3. This Amendment to the Rights Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

          4. If any term, provision, covenant or restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

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
Attest:                                          BIG B, INC.

By: /s/  JAMES A. BRUNO                          By: /s/  MICHAEL J. TORTORICE
     ----------------------------------------    ----------------------------------------
     Name: James A. Bruno                             Name: Michael J. Tortorice
     Title:   Secretary                               Title:   Vice President and
                                                              Chief Financial Officer

Attest:                                          FIRST NATIONAL BANK OF BOSTON

By: /s/  JOSHUA P. McGINN                        By: /s/  COLLEEN SHEA-KEATING
     ----------------------------------------    ----------------------------------------
     Name: Joshua P. McGinn                           Name: Colleen Shea-Keating
     Title:   Senior Account Manager                  Title:   Administration Manager
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